Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings


Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
EQ/Franklin Core Balanced Portfolio (Barclays Agg Sleeve) (AXA-FI)
EQ/Global Bond PLUS Portfolio   (AXA-GB)
Bond Index Master Portfolio   (MIP_AGG)
Nationwide Bond Index Fund   (NW-BI)
NVIT Bond Index Fund   (NW-GBI)
BlackRock Core Bond Trust   (BHK)
BlackRock Income Opportunity Trust   (BNA-USD)
BlackRock Funds, BlackRock Global Long/Short Credit fund (BR-GC)



The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
08-15-2012

Security Type:
BND/CORP

Issuer
Moody's Corporation   (2022)

Selling Underwriter
Citigroup Global Markets Inc.

Affiliated
Underwriter(s)
[x] PNC
[ ] Other:

List of
Underwriter(s)
Citigroup Global Markets Inc., J.P. Morgan
Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated,
Goldman, Sachs & Co., Mitsubishi UFJ
Securities (USA), Inc.,
RBS Securities Inc., Fifth Third Securities,
Inc., Lloyds Securities Inc., Morgan Stanley
& Co. LLC, PNC Capital Markets LLC,
Scotia Capital (USA) Inc., TD Securities
(USA) LLC,
U.S. Bancorp Investments, Inc., Sandler
O'Neill & Partners, L.P.,
SMBC Nikko Capital Markets Limited, The
Williams Capital Group L.P.



Transaction Details

Date of Purchase
08-15-2012

Purchase Price/Share
(per share / % of par)
$ 99.218

Total Commission, Spread or Profit
0.650%

1.	Aggregate Principal Amount Purchased (a+b)
$ 35,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$ 4,200,000

b. Other BlackRock Clients
$ 30,800,000

2.	Aggregate Principal Amount of Offering
$ 500,000,000

Fund Ratio

[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.07


Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types
(see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Kumar Behera
Date:
08-17-2012
Global Syndicate Team
Member




Approved by:
Yesenia Peluso
Date:
8-17-12
Senior Global Syndicate
Team Member